Contact:                 Mark Reitzes                                                                          For immediate release
513-661-0457

Cheviot Financial Corp. Announces Retirement of
President and Chief Executive Officer

CINCINNATI, Ohio – February 3, 2015 – Cheviot Financial Corp. (NASDAQ: CHEV), the parent company of Cheviot Savings Bank, announced today that Thomas J. Linneman, the Bank’s Chairman, President and Chief Executive Officer, has announced his retirement, effective February 6, 2015.

Linneman began his career at Cheviot Savings Bank in 1980 as Controller. He was named Vice-President/COO in January, 1998 before being elected President and Chief Executive Officer in December, 1998. At that time, Cheviot was a mutual savings and loan association with over $220 million in assets with four offices. At December 31, 2014 Cheviot had 12 full service offices and ranked as one of the largest publicly traded community banks headquartered in Hamilton County Ohio with over $570 million in assets. During Linneman’s more than 16 years as president, Cheviot converted from a mutual savings association to a publicly owned company with a market capitalization of over $85 million.

Robert L. Thomas, Lead Director of Cheviot Financial Corp., stated, “ We thank Tom for his 35 years of leadership with Cheviot Savings Bank, including over 16 years as President and Chief Executive Officer.  We wish him well in his retirement, and appreciate the assistance he will provide in this transition period.”

Mark Reitzes, a member of the Board of Directors of Cheviot Financial Corp., has agreed to serve as President and Chief Executive Officer on an interim basis. Reitzes joined the Board of Directors of Cheviot in July, 2014 after a 22 year career with The Huntington National Bank where he had served most recently as President of the Southern Ohio/Kentucky Region.  Prior to that, Reitzes served with KPMG LLP, the Office of Thrift Supervision, and Sunrise Savings Bank.  Reitzes, a CPA, is a 1983 graduate of the University of Cincinnati and 1978 graduate of Oak Hills High School, Cincinnati, Ohio where he was recognized with the 2012 Distinguished Alumni Award.  No timetable has been established for determining a permanent successor for the President and Chief Executive Officer position.

Cheviot Savings Bank was established in 1911 and currently has twelve full-service offices in Hamilton County, Ohio.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  The company undertakes no obligation to update any forward-looking statement.